Exhibit 10.84

February 9, 2012

Board of Directors

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

Dear Sirs:

I hereby voluntarily relinquish any rights to a cash incentive bonus in respect of Hansen Medical, Inc.’s 2012 fiscal year and agree that in lieu of a cash incentive bonus opportunity in respect of the Company’s 2012 fiscal year I will be eligible for a performance restricted stock unit covering 70,050 shares of the Company’s common stock, which units will vest based on the Company’s Corporate 2012 Critical Success Factors approved by the Board. I acknowledge and agree that this change will not constitute “Good Reason,” nor will it be considered to be a “Good Reason Event,” under the Retention Agreement, dated May 26, 2010, between me and the Company.

Very truly yours,

/s/ Bruce J Barclay
Bruce J Barclay